                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:  Brian Carney                              Investor Relations:
          Executive Vice President, CFO             Don Tomoff
          Jo-Ann Stores, Inc.                       Vice President, Finance
          330/656-2600                              Jo-Ann Stores, Inc.
          http://www.joann.com                      330/463-6815

                    JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
                             FOR THE SECOND QUARTER

     o SECOND QUARTER EARNINGS OF $0.02 PER DILUTED SHARE VERSUS A NET LOSS OF $0.10 PER SHARE IN THE PRIOR YEAR

     o OPERATING MARGINS IMPROVE ON A 3.1% SAME-STORE SALES GAIN

     o REPORTED EARNINGS INCLUDE A PRE-TAX GAIN OF $1.9 MILLION FROM A STORE LEASE TERMINATION


HUDSON, OH - August 16, 2004 - Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2005 second quarter ended July 31, 2004. Net income for the quarter totaled $0.5 million, or $0.02 per diluted share, compared with a net loss of $2.2 million, or $0.10 per share in fiscal 2004.

Review of Operating Results

Net sales for the second quarter increased 3.3% to $371.0 million from $359.2 million in the prior year. Same-store net sales increased 3.1% versus 2.4% for the same period last year.

Operating profit for the second quarter was $4.6 million, or 1.2% of sales, versus $0.7 million, or 0.2% of sales, in the prior year's second quarter. Included in the current quarter's operating profit are net proceeds of $1.9 million pre-tax received by the Company related to an early termination of a store lease at the request of the landlord. The income from this settlement increased operating margins for the quarter by 50 basis points. The remaining improvement in operating margin is attributable to a 90 basis point increase in gross margin, to 49.0% of net sales versus 48.1% of net sales in the second quarter of fiscal 2004. This increase was due primarily to a less promotional pricing strategy that the Company began executing in the second half of fiscal 2004.

Alan Rosskamm, chairman and chief executive officer said, "We are pleased with our financial performance for the second quarter, historically our weakest quarter of the year. We have now achieved gross margin rate improvement while maintaining positive same-store sales growth for four consecutive quarters."


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The Company opened three superstores in the second quarter and an additional five in the first two weeks of the third quarter, including the Company's 100th superstore that opened last week.

Year-to-date, the Company has opened sixteen superstores and one traditional store, and closed 46 traditional stores. For the balance of the year, the Company expects to open 13 superstores and close 25 traditional stores.

Mr. Rosskamm continued, "We are well positioned for an exciting second half, with our inventory levels and our merchandising strategies aligned as we head into the important second half. We now have a total of 30 superstores that are the smaller, more efficient 35,000 square foot prototype. Our superstores now represent over 30% of total revenues and are expected to meaningfully contribute to the second half sales performance."

Net sales for the six-months ended July 31, 2004 increased 5.7% to $775.9 million from $734.0 million in the prior year. Same-store sales increased 4.9% for the six-month period versus a 2.5% same-store sales increase for the same period in the prior year.

Operating profit for the six-month period was $19.6 million, a 59% increase versus the $12.3 million in operating profit for the first half of the prior year.

Fiscal 2005 Outlook

As a result of the second quarter performance, the Company is increasing its expected earnings guidance for fiscal 2005 by $0.05 per diluted share, to $2.25 to $2.30 per diluted share.

Included in management's fiscal 2005 earnings guidance is approximately $8.5 to $9.0 million for the pre-tax cost of expensing stock options, as well as other equity compensation expense, which the Company reports separately in the line-item "stock-based compensation expense" in the statement of operations.

Fiscal 2005 earnings guidance for the full year excludes the pre-tax charge of $4.2 million recorded in the first quarter related to the Company's subordinated debt refinancing.

For the third quarter, the Company is projecting an earnings performance of $0.47 to $0.52 per diluted share versus last year's reported third quarter earnings of $0.54. This is due to a special 60th Anniversary promotion that was beneficial to last year's third quarter results which is not being repeated. Same-store sales for the second half of the year are expected to increase approximately 3% over last year.

Conference Call on the Web

Investors will have the opportunity to listen to the second quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our Web site at http://www.joann.com (go to the top of our home page and click on "About Jo-Ann Stores," click on "Our Company," click on "Investor Relations," then click on the Conference Call icon). To listen to the live call, please go to the Web site at least 10 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 8495752.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 761 Jo-Ann Fabrics and Crafts traditional stores and 102 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.

                               (tables to follow)


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                               JO-ANN STORES, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                THIRTEEN WEEKS ENDED               TWENTY-SIX WEEKS ENDED
                                                          ------------------------------       ------------------------------
                                                            JULY 31,          AUGUST 2,         JULY 31,           AUGUST 2,
                                                              2004              2003              2004               2003
                                                          ------------      ------------       ------------      ------------
(Dollars in millions, except per share data)

Net sales                                                 $      371.0      $      359.2       $      775.9      $      734.0
Cost of sales                                                    189.1             186.6              395.0             380.9
                                                          ------------      ------------       ------------      ------------
    Gross margin                                                 181.9             172.6              380.9             353.1

Selling, general and administrative expenses                     160.8             158.8              326.0             311.9
Store pre-opening and closing costs                                4.6               2.6                7.5               4.7
Depreciation and amortization                                      9.9               8.9               19.6              17.9
Stock-based compensation expense                                   2.0               1.6                4.0               2.9
Debt repurchase expenses                                            --                --                4.2               3.4
                                                          ------------      ------------       ------------      ------------
    Operating profit                                               4.6               0.7               19.6              12.3
Interest expense, net                                              3.8               4.2                7.9               9.2
                                                          ------------      ------------       ------------      ------------
    Income (loss) before income taxes                              0.8              (3.5)              11.7               3.1
Income tax provision (benefit)                                     0.3              (1.3)               4.5               1.2
                                                          ------------      ------------       ------------      ------------
Net income (loss)                                         $        0.5      $       (2.2)      $        7.2      $        1.9
                                                          ============      ============       ============      ============

Net income (loss) per common share - basic                $       0.02      $      (0.10)      $       0.33      $       0.09
                                                          ------------      ------------       ------------      ------------

Net income (loss) per common share - diluted              $       0.02      $      (0.10)      $       0.32      $       0.09
                                                          ------------      ------------       ------------      ------------

Weighted average shares outstanding (in thousands)
    Basic                                                       22,149            21,552             21,976            21,400
                                                          ============      ============       ============      ============
    Diluted                                                     22,877            21,552             22,771            21,856
                                                          ============      ============       ============      ============

OTHER INFORMATION

 Number of stores open at period end:
     Traditional stores                                                                                 766              826
     Superstores                                                                                         97               83
                                                                                               ------------      ------------
                                                                                                        863              909
                                                                                               ============      ============
 Square footage at period end (000's):
     Traditional stores                                                                              11,130           11,851
     Superstores                                                                                      4,122            3,627
                                                                                               ------------      ------------
                                                                                                     15,252           15,478
                                                                                               ============      ============
 Average square footage per store:
     Traditional stores                                                                              14,500           14,300
                                                                                               ============      ============
     Superstores                                                                                     42,500           43,700
                                                                                               ============      ============



                                    - more -

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                               JO-ANN STORES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 (UNAUDITED)
                                                           -----------------------
                                                            JULY 31,     AUGUST 2,    JANUARY 31,
                                                              2004          2003          2004
                                                           ---------     ---------    -----------
(Dollars in millions)
ASSETS
Current assets:
    Cash and cash equivalents                              $   17.7      $   16.1      $   17.4
    Inventories                                               508.4         471.6         404.6
    Deferred income taxes                                      24.6          27.9          25.0
    Prepaid expenses and other current assets                  19.9          18.7          23.5
                                                           --------      --------      --------
Total current assets                                          570.6         534.3         470.5

Property, equipment and leasehold improvements, net           204.5         190.4         203.2
Goodwill, net                                                  26.5          26.5          26.5
Other assets                                                   10.4          14.1           7.5
                                                           --------      --------      --------
Total assets                                               $  812.0      $  765.3      $  707.7
                                                           ========      ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                       $  176.0      $  172.3      $  122.0
    Accrued expenses                                           55.2          56.1          76.1
                                                           --------      --------      --------
Total current liabilities                                     231.2         228.4         198.1

Long-term debt                                                161.7         190.5         113.7
Deferred income taxes                                          39.4          37.2          39.4
Other long-term liabilities                                    12.3           9.8          10.3
Shareholders' equity                                          367.4         299.4         346.2
                                                           --------      --------      --------
Total liabilities and shareholders' equity                 $  812.0      $  765.3      $  707.7
                                                           ========      ========      ========